Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2014 Results
OLD GREENWICH, Connecticut—November 10, 2014
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended September 30, 2014.
Summary of Financial Results

•	Net income for the quarter was $3.5 million, or $0.39 per share.

•	Core Earnings[1] for the quarter were $6.9 million, or $0.76 per share, as compared to $6.8 million, or $0.75 per share, in the second quarter of 2014.

•	Book value decreased 1.0% to $18.53 per share as of September 30, 2014 from $18.71 per share as of June 30, 2014, after giving effect to a third quarter dividend of $0.55 per share.

•	Net interest margin was 2.38%, as compared to 2.33% for the second quarter of 2014.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 5.3% CPR for the quarter, as compared to 4.0% in the second quarter.

•	Dividend yield of 12.4% based on November 6, 2014 closing stock price of $17.71.

•	Debt-to-equity ratio was 7.3:1 as of September 30, 2014, as compared to 7.5:1 as of June 30, 2014.
Third Quarter 2014 Results
"For the third quarter, our earnings per share was $0.39, and our core earnings increased slightly to $0.76 per share," said Laurence Penn, Chief Executive Officer and President. "Year-to-date through the end of the third quarter, our non-annualized economic return was approximately 10.3%, and our earnings per share of $1.90 has more than covered our dividend of $1.65 per share. Quarter over quarter, our book value per share declined only slightly to $18.53 per share. Our Agency RMBS portfolio remains predominantly invested in specified pools, which outperformed generic Agency pools over the course of the quarter as the Federal Reserve continued to reduce its net purchases of generic pools. Now that the Federal Reserve has finally concluded its monthly asset purchase program, we expect this outperformance to continue. We also continue to actively trade our specified pool portfolio to try to exploit inefficiencies in the market, and this has contributed meaningfully to income. Meanwhile, our non-Agency portfolio, while utilizing a small portion of our capital, continues to be a consistent and positive contributor to our results. We still believe that a resumption of volatility remains a significant risk, and our goal is to remain prepared for that eventuality if and when it arises."
As of September 30, 2014, our mortgage-backed securities portfolio consisted of $1.253 billion of fixed rate Agency "specified pools," $46.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $21.2 million of Agency reverse mortgage pools, $14.2 million of Agency interest only securities, or "Agency IOs," and $33.7 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. During the third quarter, our Agency RMBS purchasing activity continued to focus primarily on specified pools, especially those with higher coupons, and we reduced our holdings of 15-year fixed rate pools and ARMs in favor of 30-year fixed rate pools.
During the third quarter, specified pools outperformed their generic pool counterparts, notwithstanding the fact that Agency RMBS prepayment speeds remained low by historical standards. Contributing to the third quarter outperformance of specified pools was the Federal Reserve's continued reduction in its Agency RMBS purchases, which have been concentrated in forward purchases of generic pools, or "TBAs." As a result, TBA roll prices weakened during the quarter, which in turn provided support to specified pool pay-ups. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Many investors do not wish to take the greater prepayment risk associated with generic pools, but rather, they prefer to buy specified pools with more favorable prepayment characteristics. In contrast, the Federal Reserve, as a purchaser of TBAs, is much less concerned with prepayment risk, and we believe that now that the Federal Reserve has concluded its monthly purchase program of TBAs, specified pool pay-ups will increase. Because prepayments remained low, our Agency IOs also performed well, both from a cashflow and price perspective.
Over the course of the third quarter, longer-term interest rates were relatively range-bound. Volatility, while somewhat higher in the third quarter relative to the first and second, was still subdued. Despite intra-quarter upward and downward movements spanning approximately 0.4%, the ten-year U.S. Treasury yield ended the quarter at 2.49%, little changed from where it began. However, shorter-term and intermediate-term interest rates increased during the quarter, as market participants anticipated an

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

eventual tightening of monetary policy by the Federal Reserve. We think it is unlikely that overall interest rate volatility will remain as subdued as it was in the first nine months of the year, and in the early part of the fourth quarter we have already seen an uptick in volatility. This reinforces the importance of our ability to hedge our risks using a variety of tools, including TBAs. Consistent with our strategy, over the course of the third quarter, we continued to hedge against the risk of rising interest rates, primarily using interest rate swaps and TBAs. We also believe that volatility can create opportunities for us, particularly given our active style of portfolio management.
Our interest rate hedges generated net losses during the quarter, thereby partially reducing the impact of the net positive return from our assets. Our interest rate swaps are more weighted toward longer-dated maturities and, as previously mentioned, upward interest rate movements during the quarter were concentrated in the shorter and intermediate segments of the yield curve.
One metric that we use to measure our overall prepayment risk is our net Agency premium as a percentage of our long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.2%, unchanged from June 30, 2014. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 5.6% and 6.0% as of September 30, 2014 and June 30, 2014, respectively.
We expect to continue to target pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, our proprietary prepayment models, and our extensive databases remain essential tools in our implementation of this strategy.
Despite an increase in volatility in the broader financial markets during the third quarter, non-Agency RMBS exhibited relative resilience. By comparison, high yield credit widened significantly during the quarter. Data underlying non-Agency RMBS remained generally supportive of valuations, although the rate of national home price appreciation continued to decelerate as compared to the pace of 2013. Foreclosure activity ticked up slightly in the third quarter from the prior quarter, but continued to decline on a year-over-year basis. We continue to see attractive value in select non-Agency RMBS sectors. As market yields for non-Agency RMBS have compressed, prudent and careful security selection, based on loan-level analysis performed on a security-by-security basis, remains of paramount importance.
While we believe that fundamental factors, such as continued home price appreciation and declining foreclosure inventory, remain supportive for non-Agency RMBS, we also believe that on the technical side the non-Agency RMBS market remains vulnerable, especially to a significant unexpected increase in long-term interest rates. In the meantime, however, demand for non-Agency RMBS assets remains strong. As of September 30, 2014, our non-Agency RMBS portfolio was $33.7 million, as compared to $35.7 million as of June 30, 2014.
For the quarter ended September 30, 2014, net realized and unrealized losses on our mortgage-backed securities were $3.4 million, or $0.37 per share, as prices of specified pools declined somewhat during the period. Net realized and unrealized losses on our derivatives were $2.1 million, or $0.23 per share, and were principally attributable to our interest rate swaps and short TBAs.
For the quarter ended September 30, 2014, the annualized weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.40%, while our weighted average cost of funds including interest rate swaps was 1.02%, resulting in a net interest margin for the quarter of 2.38%. In comparison, for the quarter ended June 30, 2014, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.43%, while the weighted average cost of funds including interest rate swaps was 1.10%, resulting in a net interest margin of 2.33%. Yields on our held portfolio declined over the third quarter, but so too has our cost of funds including interest rate swaps. Over the quarter, our average cost of repo was flat but our average cost of interest rate swaps declined. Our average cost of interest rate swaps declined principally as a result of the reduction, for the third quarter relative to the second quarter, of our average notional swaps outstanding as a percentage of our average borrowings outstanding. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). During the third quarter, this "catch-up amortization adjustment" increased our interest income by

$0.1 million, while in the second quarter it was negligible. The amount of this adjustment can vary significantly from quarter to quarter.
After giving effect to a third quarter dividend of $0.55 per share, our book value per share was $18.53 as of September 30, 2014, a 1.0% decrease from our book value per share as of June 30, 2014 of $18.71. Our economic return on book value for the third quarter was 2.0%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended September 30, 2014, Core Earnings was $6.9 million, or $0.76 per share, and for the quarter ended June 30, 2014, Core Earnings was $6.8 million, or $0.75 per share. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of September 30, 2014 and June 30, 2014:

	September 30, 2014					June 30, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$136,558	$143,357	$104.98	$143,056	$104.76	$166,910	$175,583	$105.20	$174,726	$104.68
20-year fixed rate mortgages	9,974	10,662	106.90	10,570	105.98	10,158	10,936	107.66	10,762	105.95
30-year fixed rate mortgages	1,036,799	1,098,761	105.98	1,092,290	105.35	957,162	1,020,084	106.57	1,009,739	105.49
ARMs	43,288	46,121	106.54	46,233	106.80	66,864	70,540	105.50	70,586	105.57
Reverse mortgages	19,523	21,217	108.68	21,103	108.09	15,824	17,357	109.69	17,108	108.11
Total Agency RMBS	1,246,142	1,320,118	105.94	1,313,252	105.39	1,216,918	1,294,500	106.38	1,282,921	105.42
Non-Agency RMBS	52,785	33,732	63.90	31,217	59.14	55,395	35,668	64.39	32,088	57.93
Total RMBS(2)	1,298,927	1,353,850	104.23	1,344,469	103.51	1,272,313	1,330,168	104.55	1,315,009	103.36
Agency IOs	n/a	14,242	n/a	12,108	n/a	n/a	14,276	n/a	12,469	n/a
Total mortgage-backed securities		1,368,093		1,356,582			1,344,444		1,327,478
U.S. Treasury securities sold short	(2,500)	(2,483)	99.32	(2,479)	99.16	—	—	—	—	—
Reverse repurchase agreements	2,484	2,484	100.00	2,484	100.00	—	—	—	—	—
Total		$1,368,094		$1,356,587			$1,344,444		$1,327,478

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings based on amortized cost was $1.352 billion and $1.350 billion for the three month periods ended September 30, 2014 and June 30, 2014, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of September 30, 2014 and June 30, 2014:

	September 30, 2014	June 30, 2014
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$28	$385
TBA securities sale contracts	369	—
Fixed payer interest rate swaps	8,042	9,730
Total financial derivatives–assets, at fair value:	8,439	10,115
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(81)	—
TBA securities sale contracts	(411)	(3,347)
Fixed payer interest rate swaps	(2,333)	(2,536)
Swaptions	(25)	(924)
Total financial derivatives–liabilities, at fair value:	(2,850)	(6,807)
Total	$5,589	$3,308
Interest Rate Swaps
The following tables provide details about our interest rate swaps as of September 30, 2014 and June 30, 2014:

	September 30, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(37)	0.80%	0.23%	2.02
2017	74,750	(96)	1.21	0.24	2.84
2018	33,500	695	0.88	0.24	3.63
2020	43,200	1,313	1.42	0.23	5.62
2021	27,000	(150)	2.29	0.23	6.77
2023	210,600	5,034	2.13	0.23	8.65
2024	27,700	(340)	2.74	0.21	9.83
2043	54,500	(119)	3.15	0.23	28.68
2044	9,820	(591)	3.48	0.23	29.66
Total	$529,070	$5,709	1.91%	0.23%	9.08

	June 30, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(197)	0.80%	0.23%	2.28
2017	93,750	(874)	1.23	0.23	3.11
2018	61,500	967	0.88	0.22	3.87
2020	52,600	1,380	1.43	0.23	5.88
2023	210,600	5,344	2.13	0.23	8.90
2024	14,200	(409)	2.84	0.23	9.80
2043	54,500	1,428	3.15	0.23	28.93
2044	5,000	(445)	3.69	0.23	29.72
Total	$540,150	$7,194	1.78%	0.23%	8.68

Interest Rate Swaptions
The following table provides information about our swaptions as of September 30, 2014 and June 30, 2014:

September 30, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$(25)	9.5	$9,700	10.0	3.00%

June 30, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(723)	2.9	$22,000	10.0	3.31%
Straddle	$(201)	3.9	$8,000	10.0	3.08%
TBAs
The following table provides information about our TBAs as of September 30, 2014 and June 30, 2014:

	September 30, 2014				June 30, 2014
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$19,208	$19,072	$19,100	$28	$47,040	$46,385	$46,770	$385
Liabilities	32,181	32,567	32,486	(81)	—	—	—	—
Sale contracts:
Assets	(335,197)	(353,155)	(352,786)	369	—	—	—	—
Liabilities	(195,429)	(209,093)	(209,504)	(411)	(534,527)	(566,897)	(570,244)	(3,347)
Total TBA securities, net	$(479,237)	$(510,609)	$(510,704)	$(95)	$(487,487)	$(520,512)	$(523,474)	$(2,962)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended September 30, 2014 and June 30, 2014:

	Three Month Period Ended September 30, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(678)	$502	$(176)	$(1,475)	$(10)	$(1,485)
Swaptions		(935)	(935)		898	898
TBAs		(3,280)	(3,280)		2,867	2,867
Total	$(678)	$(3,713)	$(4,391)	$(1,475)	$3,755	$2,280

	Three Month Period Ended June 30, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(4,102)	$80	$(4,022)	$1,744	$(10,646)	$(8,902)
Swaptions		—	—		(201)	(201)
TBAs		(7,133)	(7,133)		(3,686)	(3,686)
Total	$(4,102)	$(7,053)	$(11,155)	$1,744	$(14,533)	$(12,789)
Interest Rate Sensitivity
The following table summarizes, as of September 30, 2014, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$477	$(593)
Agency RMBS - Fixed Pools and IOs	24,948	(32,798)
TBAs	(8,328)	11,284
Non-Agency RMBS	487	(470)
Interest Rate Swaps	(19,882)	18,629
Swaptions	193	66
U.S. Treasury Securities	(59)	58
Repurchase and Reverse Repurchase Agreements	(540)	803
Total	$(2,704)	$(3,021)

(1)
Based on the market environment as of September 30, 2014. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of September 30, 2014 and June 30, 2014:

	September 30, 2014			June 30, 2014
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$325,079	0.34%	16	$397,482	0.33%	15
31-60 days	519,999	0.33	45	469,254	0.32	44
61-90 days	338,669	0.33	73	327,111	0.35	74
91-120 days	22,192	0.38	106	29,512	0.38	106
121-150 days	27,394	0.38	135	23,005	0.35	136
151-180 days	—	—	—	39,229	0.36	169
Total	$1,233,333	0.33%	48	$1,285,593	0.33%	50
As of September 30, 2014, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with ten counterparties as of September 30, 2014 and were entirely related to Agency RMBS. For each of the quarters ended September 30, 2014 and June 30, 2014, our weighted average cost of repo was 0.34%.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended September 30, 2014, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.01% on an annualized basis. Operating expenses exclude interest expense.
Dividends
On September 11, 2014, our Board of Trustees declared a third quarter dividend of $0.55 per share, or $5.0 million, which was paid on October 27, 2014 to shareholders of record on September 30, 2014.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended September 30, 2014 and June 30, 2014, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended September 30, 2014	Three Month Period Ended June 30, 2014
Net Income	$3,533	$11,050
Less:
Net realized gains (losses) on mortgage-backed securities	2,030	382
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(3,713)	(7,053)
Change in net unrealized gains (losses) on mortgage-backed securities	(5,455)	25,424
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	3,755	(14,533)
Subtotal	(3,383)	4,220
Core Earnings	$6,916	$6,830
Weighted Average Shares Outstanding	9,141,892	9,139,842
Core Earnings Per Share	$0.76	$0.75

(1)
For the three month period ended September 30, 2014, represents Net realized gains (losses) on financial derivatives of $(4,391) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(678). For the three month period ended June 30, 2014, represents Net realized gains (losses) on financial derivatives of $(11,155) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(4,102).

(2)
For the three month period ended September 30, 2014, represents Net change in unrealized gains (losses) on financial derivatives of $2,280 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,475). For the three month period ended June 30, 2014, represents Net change in unrealized gains (losses) on financial derivatives of $(12,789) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,744.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Monday, November 10, 2014, to discuss our financial results for the quarter ended September 30, 2014. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 23489679. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Monday, November 10, 2014, at approximately 2:00 p.m. Eastern Time through Monday, November 17, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 23489679. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 21, 2014 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2014	June 30, 2014	September 30, 2014
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,484	$11,575	$35,018
Interest expense	(1,121)	(1,070)	(3,346)
Total net interest income	10,363	10,505	31,672
EXPENSES
Management fees	574	567	1,733
Professional fees	123	137	399
Other operating expenses	597	613	1,873
Total expenses	1,294	1,317	4,005
OTHER INCOME (LOSS)
Net realized gains (losses) on mortgage-backed securities	2,030	382	(613)
Net realized losses on financial derivatives	(4,391)	(11,155)	(18,955)
Change in net unrealized gains (losses) on mortgage-backed securities	(5,455)	25,424	37,550
Change in net unrealized gains (losses) on financial derivatives	2,280	(12,789)	(28,305)
Total other income (loss)	(5,536)	1,862	(10,323)
NET INCOME	$3,533	$11,050	$17,344
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.39	$1.21	$1.90
WEIGHTED AVERAGE SHARES OUTSTANDING	9,141,892	9,139,842	9,140,533
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.55	$1.65

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2014	June 30, 2014	December 31, 2013(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$51,063	$49,908	$50,112
Mortgage-backed securities, at fair value	1,368,092	1,344,444	1,326,036
Due from brokers	20,071	13,338	18,347
Financial derivatives–assets, at fair value	8,439	10,115	34,963
Reverse repurchase agreements	2,484	—	—
Receivable for securities sold	25,945	100,267	76,692
Interest receivable	5,601	5,769	4,766
Other assets	497	468	174
Total Assets	$1,482,192	$1,524,309	$1,511,090
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,233,333	$1,285,593	$1,310,347
Payable for securities purchased	63,143	46,467	2,776
Due to brokers	3,889	7,320	22,788
Financial derivatives–liabilities, at fair value	2,850	6,807	1,069
U.S. Treasury securities sold short, at fair value	2,483	—	—
Dividend payable	5,032	5,027	4,570
Accrued expenses	754	930	996
Management fee payable	574	567	600
Interest payable	591	605	764
Total Liabilities	1,312,649	1,353,316	1,343,910
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,149,274, 9,139,842, and 9,139,842 shares issued and outstanding, respectively)	91	91	91
Additional paid-in-capital	181,252	181,203	181,147
Accumulated deficit	(11,800)	(10,301)	(14,058)
Total Shareholders' Equity	169,543	170,993	167,180
Total Liabilities and Shareholders' Equity	$1,482,192	$1,524,309	$1,511,090

(1)	Derived from audited financial statements as of December 31, 2013.